Consent of Independent Certified Public Accountants

Hauppauge Digital, Inc.
Hauppauge, New York

We hereby consent to the incorporation by reference in the Registration Statements of Hauppauge Digital, Inc. and Subsidiaries on Forms S-8, filed with the Securities and Exchange Commission on April 28, 1997, October 4, 1999, September 29, 2000, September 29, 2000, December 2, 2002, and September 24, 2003, respectively, of our report dated December 4, 2003, on the consolidated financial statements of Hauppauge Digital, Inc. and Subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2003.



/s/ BDO Seidman, LLP
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BDO Seidman, LLP


Melville, New York
December 22, 2003